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                                                                      Exhibit 99
FOR IMMEDIATE RELEASE

                          EMERSON ELECTRIC CO. ADOPTS
                            SHAREHOLDER RIGHTS PLAN

     ST. LOUIS, OCTOBER 6, 1998 - - Emerson Electric Co. announced today that its Board of Directors has adopted a Shareholder Rights Plan which provides for its shareholders to receive one Preferred Stock Purchase Right for each share of common stock owned. The plan is similar to the plan first adopted by Emerson in 1988, which expires on November 1 of this year.

     The Stock Purchase Rights are designed to assure that all of Emerson's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Emerson without paying all shareholders a control premium. Emerson has no indication whatever of the existence of any such attempt. Shareholder Rights Plans have been adopted by many other publicly traded corporations.

     Under the Shareholder Rights Plan, each Emerson shareholder of record at the close of business on November 1, 1998, will receive as a dividend a distribution of one Right for each outstanding share of Emerson Common Stock.

     Further details of the Rights Plan will be contained in a letter to be mailed to all shareholders of record.